EXHIBIT 10.2

December 19, 2012

VIA HAND DELIVERY

Mr. Murray Stempel III
c/o Royal Bancshares of Pennsylvania, Inc.
732 Montgomery Avenue
Narberth, Pennsylvania 19072

Re:  Change in Status and Director Duties

Dear Murray:

Set forth below are the terms and conditions upon which your status with Royal Bancshares of Pennsylvania, Inc. (the “Company”) will be changed from the status as a full-time employee to a status as director (the “Letter Agreement”).   Effective as of January 1, 2013 (the “Effective Date”), you and the Company, each intending to be legally bound, hereby agree as follows:

1.  Services and Duties.  As of the Effective Date, you will no longer be employed by the Company but shall continue to serve as a director of the Company and subsidiaries thereof.

2.  Term. The “Term” shall be so long as you serve as director of the Company.

3.  Consultancy.  During the period from January 1, 2013 and ending June 30, 2013, you shall undertake to provide your personal advice and counsel to the Company and its subsidiaries and affiliates in connection with the business of the Company and its subsidiaries, including, but not limited to:

(a)  providing continued services in the same manner as when you were employed on a permanent basis as necessary to ensure a proper transition of your former job function to your replacement;

(b)  consulting with the Company regarding the operations and customer relationships of the Company and its subsidiaries;

(c)  providing introductions to customers and providing personal services similar to those you are currently providing the Company;

Mr. Murray Stempel III
December 19, 2012

(collectively, the “Consulting Services”), subject to the terms and conditions which are set forth herein.  You shall provide such Consulting Services as may be requested from time to time by the Board of Directors of the Employer.  During the Consulting Period, the Consultant shall be available to devote up to 32 hours per month (as determined in the discretion of the Company) of your business time, attention, skills and efforts to the business and affairs of the Employer and its subsidiaries and affiliates and shall use your reasonable efforts to promote the interests of the Employer and its subsidiaries and affiliates.

4.  Compensation.

(a)  Consultancy Fees.  During the Consulting Period, you shall be entitled to monthly consultant’s fees of $3,759.33, payable on the last business day of each month.

(b)  Director Fees.  During the Term, you shall be entitled to regular director fees as set forth by the Board of Directors of the Company as follows:

(i)  Annual retainer of $10,000 (This retainer is paid quarterly. Should you miss three meetings during a calendar year, any unpaid quarterly retainer is forfeited.); and

(ii)  A board meeting attendance fee of $1,250 per meeting (You must be present in person at the meeting in order to be entitled to receive the fee).

(c)  Medical Benefits.  Your health care insurance benefits will continue under the Director Health Care Class.  Under this class you will receive coverage at no cost to you until age 65.  The coverage will be identical to that received by regular employees of Royal Bank America.  In the event the plan design offered to employees of Royal Bank America were to change, your coverage would also change consistent with that plan.

(d)  SERP Benefits.   In connection with the prior service with the Company, you were eligible to participate in the Royal Bank America Supplemental Executive Retirement Plan (the “SERP”).  As a result of your separation from service with the Company, you are eligible to commence benefits under the SERP.  Pursuant to the terms of the SERP, the initial payments must be delayed for six months.  Your benefits under the SERP shall be as follows:

(i)  Lump sum payment of $45,868 payable on July 1, 2013, and

(ii)  Monthly payment of $7,644.58 payable on August 1, 2013 and the first of each month thereafter.  Such amount shall be payable for life.

5.  Applicable Law and Regulations.  All payments made to you pursuant to this Letter Agreement are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder.

Mr. Murray Stempel III
December 19, 2012

6.  Entire Agreement.  This Letter Agreement represents the entire agreement of the parties and shall supersede and replace any and all previous contracts, arrangements or understandings between you and the Company relating to your employment or the consequences of a termination of such employment.

Kindly acknowledge your acceptance of, and agreement to be bound by, all of the terms and conditions of this Letter Agreement by signing this Letter Agreement where indicated below and returning it to the Company.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

By:	/s/ Edward B. Tepper

Name:	Edward B. Tepper
Title:	Chairman, Royal Bancshares of Pennsylvania, Inc. Compensation Committee Director

Agreed to and accepted in all
respects as of December 31, 2012:

/s/ Murray Stempel III
Murray Stempel III